Exhibit 99.1

For:	THE OHIO ART COMPANY	Contact:	RON COMO & ASSOCIATES, INC.
	One Toy Street		330 East 46th St., Suite 7C
	P.O. Box 111		New York, NY 10017
	Bryan, OH 43506		Tel: (212) 557-4140
Jerry D. Kneipp
	Chief Financial Officer		December 6, 2004
	Tel: (419) 636-3141		Immediate Release

THE OHIO ART COMPANY REPORTS OPERATING RESULTS FOR

THE THIRD QUARTER AND NINE MONTHS OF FISCAL 2005

BRYAN, OHIO, DECEMBER 6, 2004 — The Ohio Art Company, (OART.PK), today announced operating results for the three and nine months ended October 31, 2004.

Net sales decreased approximately 19% from $21,734,000 for the nine months ended October 31, 2003, to $17,507,000 for the nine months ended October 31, 2004.  For the three month period, net sales increased slightly from $8,564,000 for the quarter ended October 31, 2003 to $8,583,000 for the quarter ended October 31, 2004.

All toy categories with the exception of Magna Doodle™ and ETO™, an electronic drawing toy introduced in August, recorded lower sales during the three- and nine-month periods of the current year.  The decline can be traced to a continuing decline in demand for the Betty Spaghetty® fashion doll in domestic and European markets, and reduced shipments of Etch A Sketch® products and seasonal water toys.  The Company initiated shipments of Magna Doodle™ in the third quarter under its licensing agreement with the Pilot Pen Corporation, but it has achieved limited distribution to date.  Shipments of ETO™ also trailed projections, in part due to production delays experienced by our overseas partner.

The Diversified Products segments reported a combined year-to-date sales decrease of approximately 20% for the current year.  Most of the decline occurred in the Ohio Art division, which has been impacted by an industry-wide shortage of steel, coupled with higher material prices and competitive pressures related to over capacity in the industry.  While sales in the Strydel division were slightly ahead of last year in the third quarter, the division has experienced a small drop in year-to-date volume.

Net loss for the nine months ended October 31, 2003 amounted to $549,000, or $.63 per share on 874,000 average shares outstanding versus a net loss of $2,633,000, or $3.01 per share on 876,000 average shares outstanding for the nine months ended October 31, 2004.  The slight improvement in sales volumes and gross margins in the third quarter of the current year were insufficient to overcome the losses from the first six months of the year.

Net income for the third quarter ended October 31, 2003 amounted to $281,000 or $.32 per share, on 874,000 average shares outstanding, compared to a net loss of $158,000, or $.18 per share on 876,000 average shares outstanding during the quarter ended October 31, 2004.  Higher advertising costs for new product in the third quarter of the current year contributed to the lack of profitability in the period.

On August 23, 2004, the Company’s common stock was removed from listing on the American Stock Exchange in response to the Company’s request for delisting and is currently being traded on the Pink Sheets, a centralized quotation service that collects and publishes market maker quotes for OTC securities in real time.

Established in 1908 and headquartered in Bryan, Ohio, The Ohio Art Company manufactures and markets the world famous Etch A Sketch® drawing toy, as well as a complete line of toys that enhance and provide development, creativity, and positive reinforcement.  Product lines include “Making Creativity Fun” activity toys, such as Etch A Sketch®, Betty Spaghetty® Fashion doll, A.R.M. 4000XL™ water toy, Magna Doodle™, and ETO™, an electronic drawing toy.  In addition, the Company’s Diversified Products Division manufactures specialty plastic and lithographed products for the automotive, photographic, food container, and specialty premium markets.

The forward-looking statements contained in this release are based upon various assumptions and certain risks and uncertainties could cause actual results to differ materially from those stated.  For a discussion of factors that may affect actual results, investors should refer to the Company’s most recent Form 10-K filed with the SEC.  The Company assumes no obligation to update any forward-looking statements contained in this release.

THE OHIO ART COMPANY AND SUBSIDIARIES*

(Thousands Except Per Share Data)

	Nine Months Ended		Three Months Ended
	10/31/04	10/31/03	10/31/04	10/31/03
Net Sales	$17,507	$21,734	$8,583	$8,564

Income (Loss) Before Income Taxes	(2,633)	(837)	(158)	333

Provision for (Benefit from) Income Taxes	0	(288)	0	52

Net Income (Loss)	(2,633)	(549)	(158)	281

Net Income (Loss) Per Share	(3.01)	(.63)	(.18)	.32

Average Shares Outstanding	876	874	876	874